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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

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CONTACTS:
Steve Moore                    Darby Dye                     Manfred Mueller
Chief Financial Officer        Investor Relations-US         Investor Relations-Europe
510-360-2300                   510 360 2302                  +49 89 9595 5140
smoore@scmmicro.com            ddye@scmmicro.com             mmueller@scmmicro.de
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                       SCM MICROSYSTEMS COMPLETES SALE OF
                   DAZZLE(TM) DIGITAL VIDEO CONSUMER BUSINESS

FREMONT, CALIF. - July 28, 2003 - SCM Microsystems, Inc. (Nasdaq: SCMM; Prime
Standard: SMY), a leading provider of solutions that open the Digital World, announced today that it has completed the sale of its Dazzle digital video business to Pinnacle Systems, Inc. (Nasdaq: PCLE). Under the terms of the sale agreement announced June 30, 2003, Pinnacle has paid SCM 1,866,851 shares of Pinnacle common stock with an approximate market value of $21.5 million to purchase selected assets and liabilities of the digital video business. The sale includes all product rights, inventory, intellectual property, trade names and other rights related to the business. The sale is subject to post-closing cash adjustments relating to inventory, backlog, receivables and prorated royalty fees, as described in the Agreement that is attached to the Form 8-K being filed with the SEC today.

ABOUT SCM MICROSYSTEMS

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

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